THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAW AND, ACCORDINGLY, MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.
REMARK MEDIA, INC.
WARRANT TO PURCHASE COMMON STOCK
[ISSUANCE DATE]
FOR VALUE RECEIVED, REMARK MEDIA, Inc., a Delaware corporation (the “Company”), hereby certifies that, subject to the terms and conditions hereof, [HOLDER] (the “Holder”), its designees or permitted assigns, is entitled to purchase from the Company [SHARES] ([SHARE NUMBER]) fully paid and nonassessable shares (as adjusted pursuant to the terms hereof, the “Warrant Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price per Warrant Share of $10.00, subject to adjustment as further set forth herein (the “Warrant Price”), payable in accordance with Section 1(c) hereof.
This Warrant is issued by the Company in connection with that certain Second Amended and Restated Asset and Securities Purchase Agreement, dated as of September 20, 2016 (together with the schedules and exhibits thereto, the “Purchase Agreement”), by and among the Company, KanKan Limited, a company organized under the laws of the British Virgin Islands, China Branding Group Limited (In Provisional Liquidation), an exempted company organized under the laws of the Cayman Islands, by and through its Joint Provisional Liquidators (“CBG”), Adam Roseman, an individual, the Target Entities and the other parties listed on the signature page thereto, pursuant to which the Company has agreed to purchase certain assets and securities of CBG and the Target Entities. Except as otherwise specified herein, capitalized terms in this Warrant shall have the meanings set forth in the Purchase Agreement.
This Warrant is issued subject to the following terms and conditions:
1.Term and Exercise of Warrants; Issuance of Certificates.
(a)Subject to the Company’s prior receipt of Shareholder Approval (as defined below) in accordance with Section 5, the Holder may exercise this Warrant at any time or from time to time, for all or any part of the Warrant Shares (but not for a fraction of a share) that may be purchased hereunder, as that number may be adjusted pursuant to Section 3 below, prior to 5:00 p.m. Eastern Time on [7 YEAR ANNIVERSARY OF THE CLOSING DATE] (the “Expiration Date”). The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed and executed Form of Subscription in the form attached hereto delivered, and payment made for such Warrant Shares made in accordance with Section 1(c) below (the “Date of Exercise”). Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense as soon as practicable after the rights represented by this Warrant have been so exercised, but in any event not later than ten (10) days following the Date of Exercise. Each stock certificate so delivered shall be registered in the name of the Holder and issued with legends in substantially the form placed on the front of this Warrant. In case of a purchase of less than all the Warrant Shares that may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver to the Holder within a reasonable time a new Warrant or Warrants of like tenor for the balance of the Warrant Shares purchasable under this Warrant.
(b)The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof.
(c)The Holder shall pay the Warrant Price by instructing the Company to issue Warrant Shares then issuable upon exercise of all or any part of this Warrant on a net basis only, such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula:
Where
X = the number of Warrant Shares to be issued to the Holder;
Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 1(a);
A = the Fair Market Value (as defined below) of one Warrant Share as of the applicable Date of Exercise; and
B = the Warrant Price.
For purposes of this Warrant, “Fair Market Value” means (a) the closing price of the Common Stock on the applicable date reported on The Nasdaq Stock Market LLC or such other principal national securities exchange in the United States on which it is then listed, or, if such date is not a trading day, the last prior day on which the Common Stock was so traded; (b) if the Common Stock is not so listed, the mean between the highest bid and lowest asked prices per share of the Common Stock reported on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on the applicable date; or (c) if such bid and asked prices are not available, such value determined by the Company’s Board of Directors (the “Board”) in good faith.
2.Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that, subject to the Company’s prior receipt of Shareholder Approval in accordance with Section 5, all Warrant Shares will, upon issuance and payment of the Warrant Price in accordance with Section 1(c), be duly authorized, validly issued, fully paid and nonassessable, and free of all preemptive rights, liens and encumbrances, except for restrictions on transfer provided for herein. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.
3.Adjustment of Warrant Price and Number of Shares. The Warrant Price and the total number of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.
(a)Merger, Sale of Assets, Etc. If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation, partnership, limited liability company, or other entity in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Warrant Price, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Warrant Shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 3. If the per share consideration payable to the Holder for securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board. In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.
(b)Reclassification, Etc. If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Warrant Price shall be appropriately adjusted, all subject to further adjustment as provided in this Section 3.
(c)Split, Subdivision or Combination of Securities. If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, (i) the number of securities as to which purchase rights under this Warrant exist shall be proportionately increased and the Warrant Price for such securities shall be proportionately decreased in the case of a split or subdivision or (ii) the number of securities as to which purchase rights under this Warrant exist shall be proportionately decreased and the Warrant Price for such securities shall be proportionately increased in the case of a reverse split or combination.
(d)Adjustments for Dividends in Stock or Other Securities or Property. If, while this Warrant or any portion hereof remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible holders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 3.
4.Exchange.
(a)Subject to the limitations provided in this Section 4 and subject to the Company’s prior receipt of Shareholder Approval in accordance with Section 5, if the closing price of the Common Stock does not equal or exceed $10.70 (to be adjusted in the event of any split, subdivision or combination of the Common Stock, or any similar corporate event, in order to prevent dilution or enlargement of the Holder’s rights) (the “Limit”) for any 15 trading days (which may be non-consecutive) during a period of 30 consecutive trading days at any time on or prior to the [Fourth Anniversary of the Closing Date](the “Exchange Date”), on the Exchange Date this Warrant may be exchanged for shares of Common Stock on the terms set forth in Section 4(b) below (the “Exchange”) by the Holder providing written notice of its election to consummate the Exchange to the Company on or prior to the Exchange Date. For the avoidance of doubt, if the closing price of the Common Stock equals or exceeds the Limit for the period described above at any time on or prior to the Exchange Date, the Exchange shall not be permitted hereunder.

(b)Upon the occurrence of the Exchange in accordance with the terms hereof (i) this Warrant shall be null and void, (ii) the Holder shall promptly surrender this Warrant to the Company and (iii) the Company shall issue to the Holder such number of shares of Common Stock equal to (x) the Warrant Shares otherwise issuable under this Warrant, multiplied by (y) $0.35 (to be adjusted in the event of any split, subdivision or combination of the Common Stock, or any similar corporate event, in order to prevent dilution or enlargement of the Holder’s rights), divided by (z) the volume weighted average price (“VWAP”) of the Common Stock during the thirty (30) trading days ending on the Exchange Date, rounded up to the next whole share. Certificates for such shares of Common Stock shall be delivered to the Holder by the Company at the Company’s expense as soon as practicable after the Exchange Date, but in any event not later than ten (10) days thereafter.
(c)Notwithstanding the foregoing, in the event that, prior to the Exchange Date, there occurs (i) a reorganization, (ii) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person (each, a “Corporate Action”), and if the Exchange were deemed to have been occurred immediately prior to such Corporate Action the Holder would have received a greater number or amount of securities or other property than what the Holder would be entitled to receive under Section 3(a) hereof, then the Exchange shall be deemed to have occurred immediately prior to such Corporate Action without any further action by the Holder.
5.Shareholder Approval Requirement. This Warrant shall not be exercisable, the Exchange shall not occur, and the Company shall not otherwise issue to the Holder any securities of the Company in accordance with the terms of this Warrant, unless and until the Company obtains Parent Shareholder Approval as defined in Section 6.03 of the Purchase Agreement (“Shareholder Approval”). For avoidance of doubt, the limitations contained in this Section 5 shall apply to any successor Holder of this Warrant.
6.No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company on any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Warrant Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.
7.Compliance with the Securities Act. The Holder, by acceptance of this Warrant, agrees that this Warrant is being acquired for its own account and not for any other person or persons, for investment purposes and that it will not offer, sell, or otherwise dispose of this Warrant except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws.
8.Transferability. The Holder, by acceptance of this Warrant, acknowledges that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the applicable legend set forth on the first page hereof. The Holder understands that it may bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time. The Holder may not assign or transfer any of its rights or obligations under this Warrant except to any of its Affiliates (as defined in the Purchase Agreement) upon written notice to the Company and in accordance with all applicable securities laws, including but not limited to the Securities Act. To the extent permitted hereunder, this Warrant shall be deemed transferred upon surrender of this Warrant at the principal office of the Company, together with a written Form of Assignment and Assumption in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any applicable transfer taxes. The Company agrees that it shall execute, or cause to be executed, such documents, instruments and agreements as the Holder shall reasonably deem necessary to effect the foregoing. In addition, at the request of the Holder and any Assignee (as defined below), the Company shall issue one or more new Warrants, as applicable, to any such Assignee and, if the Holder has retained any of its rights and obligations under this Warrant following such assignment, to the Holder, which new Warrants shall reflect the rights held by such Assignee and the Holder after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation and any other documentation reasonably requested by the Company in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Holder and such Assignee, such Assignee shall be a holder of this Warrant shall have all of the rights and obligations of the Holder hereunder to the extent that such rights and obligations have been assigned by the Holder pursuant to the assignment documentation between the Holder and such Assignee, and the Holder shall be released from any obligations it may have hereunder to a corresponding extent.
9.Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any transfers thereof. The Company may deem and treat the holder in whose name this Warrant is registered on such register as the Holder and absolute owner hereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.
10.Notices. All notices and other communications hereunder (except payment) shall be in writing and shall be deemed given (a) when delivered personally, (b) one business day after being delivered to a nationally recognized overnight courier or (c) on the business day received (or the next business day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Holder:	________________
________________
________________
Fax: ___________

To the Company:	Remark Media, Inc.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nevada 89169
Attn: Chief Financial Officer
With a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn: Robert H. Friedman, Esq.
Fax: (212) 451-2222
11.Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the laws of another jurisdiction. Except for claims seeking injunctive or other equitable relief, any controversy or claim arising out of or relating to this Warrant or a breach thereof, shall be settled by binding, confidential arbitration in Los Angeles, California (or such other location as may be agreed to by the parties) to be administered by the American Arbitration Association (“AAA”) in accordance with its then-prevailing Commercial Rules of Arbitration. Company and Holder shall select an arbitrator from a list provided by the AAA that is mutually satisfactory to them. If Company, on the one hand, and Holder, on the other, are unable to agree on an arbitrator, then each shall choose an arbitrator from a list provided by the AAA. The two arbitrators so selected shall then select a third arbitrator mutually satisfactory to them from the list provided by the AAA. The single arbitrator so selected by the aforesaid procedure shall hear the dispute and decide it. The arbitrator selected shall not be a present or former officer, employee, consultant or representative of any of the parties or any of their Affiliates. The arbitrator shall have a background and training in the general areas of law covered by this Agreement. The arbitrator shall have the right to award costs, fees and expenses including, without limitation, the arbitrator's fees and reasonable attorneys' fees, to the prevailing party. A party shall be entitled to have a judgment entered on the determination or decision of the arbitrator in any court of competent jurisdiction. The award of the arbitrator shall be binding and final on all parties.
12.Lost or Stolen Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

13.Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction (calculated to the nearest 1/100th of a share) multiplied by the then effective Warrant Price on the date the Form of Subscription is received by the Company.
14.No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
15.Entire Agreement; Amendments and Waivers. This Warrant, together with the Purchase Agreement, constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Purchase Agreement, the statements in the body of this Warrant shall control. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
16.Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder, including subsequent holders hereof (collectively, “Assignees”). The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.
17.Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.
18.Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Warrant and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Warrant shall be given the same effect as originals.

19.No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
20.Remedies. Notwithstanding any other provision herein, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Warrant, the other parties hereto shall be entitled, subject to applicable Law, to an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officer, thereunto duly authorized, as of the date first indicated above.

REMARK MEDIA, INC.
By:
Name:
Title:

[SIGNATURE PAGES CONTINUE ON THE FOLLOWING PAGE]

Signature Page - Warrant to Purchase Common Stock

ACCEPTED AND AGREED:

[HOLDER]
By:
Name:
Title:

[END OF SIGNATURE PAGES]

Signature Page - Warrant to Purchase Common Stock

FORM OF SUBSCRIPTION
The undersigned, the Holder of the attached Warrant, hereby elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, ____________ Warrant Shares and such Holder directs the Company to accept payment of the Warrant Price by net exercise of the Warrant, as set forth in Section 1(c) of such Warrant.
The undersigned requests that certificates for such shares be issued in the name of, and delivered to:

whose address is:	.

DATED:

HOLDER

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)
Name:
Title:

FORM OF ASSIGNMENT AND ASSUMPTION
FOR VALUE RECEIVED, the right to purchase _______________ Warrant Shares under the attached Warrant and all rights evidenced thereby are hereby assigned to:

(the “Assignee”)
whose address is:		.
The Assignee, by executing this Assignment and Assumption, hereby agrees to comply with all of the provisions of the Warrant, with the same force and effect as if the Assignee were originally the Holder thereunder.

DATED:

HOLDER

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)
Name:
Title:

ASSIGNEE

Name:
Title: